UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15D OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 000-31188

                        Oxford Investments Holdings, Inc.
             (Exact name of registrant as specified in its charter)

     1315 Lawrence Avenue East, Suite 520, Toronto, Ontario, Canada M3A 3R3,
                               Tel: 416-510-8351
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common shares (no par value per share)
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)           [X]
     Rule 12g-4(a)(2)           [ ]
     Rule 12h-3(b)(1)(i)        [ ]
     Rule 12h-3(b)(1)(ii)       [ ]
     Rule 15d-6                 [ ]

Approximate number of holders of record as of the certification or notice date:
200

Pursuant to the requirements of the Securities Exchange Act of 1934, Oxford Investments Holdings Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: July 15, 2014               By: /s/ Michael Donaghy
                                     -------------------------------------------
                                  Name:  Michael Donaghy
                                  Title: Chairman and Chief Executive Officer,
                                         and Chief Financial Officer